UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 15, 2021

CIM Real Estate Finance Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Commission file number 000-54939

Maryland		27-3148022
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)
2398 East Camelback Road, 4th Floor
Phoenix,	Arizona	85016
(Address of principal executive offices)		(Zip Code)
	(602)	778-8700
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
None	None	None
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01	Entry into a Material Definitive Agreement.
On July 15, 2021 (the “Origination Date”) JPMorgan Chase Bank, National Association (“JPMCB”) and DBR Investments Co. Limited (“DBRI” and together with JPMCB, the “Lenders”) originated a $650.0 million first lien mortgage loan (the “Mortgage Loan”) to 114 single purpose entities (the “Borrowers”) (the “Loan Agreement”), each of which is an affiliate of CIM Real Estate Finance Trust, Inc. (the “Company”) and are managed on a day-to-day basis by affiliates of CIM Group, LLC. The proceeds from the Mortgage Loan were primarily used by the Company to paydown existing debt.

The Mortgage Loan is secured by, among other things, cross-collateralized and cross-defaulted first priority mortgages, deeds of trust, security agreements or other similar security instruments on the Borrowers’ fee simple interests in 113 properties, comprised of 50 anchored shopping centers, 61 single-tenant retail properties, one office property and one industrial property (the “Portfolio”). As of June 1, 2021, the Portfolio was 88.8% leased and had a weighted average lease term of 5.9 years. The Mortgage Loan is a floating-rate, interest-only, non-recourse loan with a two-year initial term ending on August 9, 2023, with three one-year extension options, subject to certain conditions. The Mortgage Loan has a weighted average interest rate of one-month LIBOR plus approximately 2.75%.

The Mortgage Loan may be prepaid in whole, but not in part, except as provided in the Mortgage Loan Agreement, at any time provided that the conditions set forth in the mortgage loan documents are satisfied. Further, releases of individual properties are permitted upon repayment of 110% of the original allocated loan amount for the applicable individual property and subject to the satisfaction of other terms and conditions set forth in the Loan Agreement.
In connection with the Loan Agreement, the Company (as the guarantor) delivered a customary non-recourse carveout guaranty to the Lenders (the “Guaranty”), under which the Company guaranteed the obligations and liabilities of the Borrowers to the Lender with respect to certain non-recourse carveout events and the circumstances under which the Mortgage Loan will be fully recourse to the Borrowers, as well as a customary environmental indemnity agreement, pursuant to which the Borrowers and the Company agreed to protect, defend, indemnify, release and hold harmless the Lender from and against certain environmental liabilities relating to the properties in the portfolio. The Guaranty requires the Company to maintain a net worth of no less than $250.00 million and liquid assets of no less than $50.0 million, in each case, exclusive of the values of the collateral for the Mortgage Loan.
The Loan Agreement and the Guaranty contain representations, warranties, covenants, events of default and indemnities that are customary for agreements of these types.
The foregoing summary of the Loan Agreement and the Guaranty does not purport to be a complete description and is qualified in its entirety by the full text of the Loan Agreement and the Guaranty, which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.
On December 21, 2020, as a result of Cole Credit Property Trust V, Inc.’s (“CCPT V”) merger with the Company, a subsidiary of the Company assumed CCPT V’s obligations pursuant to the credit agreement by and among Cole Operating Partnership V, LP, the operating partnership of CCPT V (“CCPT V OP”), JPMorgan Chase, as administrative agent, and the lender parties thereto (the “CCPT V Credit Agreement”), including as guarantor under a guaranty provided by CCPT V, and as modified by a modification agreement dated as of May 31, 2018 and subsequently modified following the consummation of CCPT V’s merger with the Company by a second modification agreement on December 21, 2020. The CCPT V Credit Agreement allowed for borrowings of up to $350.0 million (the “CCPT V Credit Facility”) and had a maturity date of March 15, 2022. On the Origination Date, the Company paid down the $220 million outstanding balance and terminated the CCPT V Credit Facility.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03 in its entirety.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Loan Agreement, dated as of July 15, 2021, by and between the Borrowers identified on Schedule 1.1(A) thereto, and JPMorgan Chase Bank, National Association and DBR Investments Co. Limited
10.2	Guaranty Agreement, dated as of July 15, 2021, by CIM Real Estate Finance Trust, Inc. for the benefit of JPMorgan Chase Bank, National Association and DBR Investments Co. Limited

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 21, 2021	CIM REAL ESTATE FINANCE TRUST, INC.
	By:	/s/ Nathan D. DeBacker
	Name:	Nathan D. DeBacker
	Title:	Chief Financial Officer and Treasurer
(Principal Financial Officer)